GUNVOR COLOMBIA SAS
Carrera 7 No. 83-29, Oficina 304 Bogotá, Colombia
Phone +57-1 - 6227978 / 6364768

Exhibit 10.69

Date: December 3, 2012

COSTAYACO CRUDE OIL SALES / PURCHASE AGREEMENT

This CRUDE OIL SALES / PURCHASE AGREEMENT (hereinafter the “Agreement”) is entered into on December 3, 2012 and shall be in effect as of this date, by and between GRAN TIERRA ENERGY COLOMBIA LTD a limited liability company organized under the Laws of the State of Utah, acting through its duly registered Colombian branch (hereinafter the “SELLER”), jointly represented by Alejandra Escobar Herrera, identified with Citizenship Card No. 52.646.943 and Manuel Antonio Buitrago Vives, identified with Citizenship Card No 72.191.666, duly authorized to enter into this Agreement pursuant to the Certificate of Incorporation and Legal Representation attached hereto, issued by the Chamber of Commerce, and GUNVOR COLOMBIA SAS, a company organized under the Laws of the Republic of Colombia (hereinafter the “BUYER”), represented by Jaime Alejandro Hoyos Juliao, bearer of Citizenship Card No. 80.082.474, duly authorized to enter into this Agreement pursuant to the vote in writing dated November 30, 2012 of the sole shareholder of Gunvor SAS, attached hereto. SELLER and BUYER shall be hereinafter individually referred to as a “PARTY”, and collectively as the “PARTIES”.

RECITALS:

1.	WHEREAS SELLER is a company whose main purpose is exploring and producing crude oil in the Republic of Colombia.

2.	WHEREAS SELLER is a party to the Chaza E&P Agreement entered into with the ANH (Agencia Nacional de Hidrocarburos), in the area located in the Department of Putumayo, Republic of Colombia.

3.	WHEREAS SELLER is interested in selling the crude oil produced in Campo Costayaco (the “Crude”), located in the area of the Chaza E&P Agreement.

4.	WHEREAS BUYER is a company whose main purpose is the purchase and subsequent sale of crude oil.

5.	WHEREAS SELLER is interested in selling and BUYER is interested in purchasing SELLER’s Crude, produced in Campo Costayaco located in Putumayo, Colombia, in an estimated amount of 3,650 BPD +10%.

NOW THEREFORE, in consideration of the premises and of the representations, warranties, pacts, agreements and mutual commitments established herein or those referred to herein, the PARTIES agree as follows:

1.	PURPOSE

Subject to and pursuant to the terms and conditions herein, SELLER may sell and deliver, and BUYER may purchase and load when SELLER so nominates, up to a maximum amount of 3,650 barrels of crude + 10% per day during the term of the Agreement. SELLER undertakes to sell and deliver the Crude at the Delivery

Point (term defined in Clause 7 hereunder) in accordance with the technical specifications and conditions established herein. BUYER agrees to purchase and load the Crude at the Delivery Point and to pay SELLER the price agreed upon for the nominal volume received from SELLER at the Delivery Point, in accordance with the price conditions established in the Agreement.

SELLER shall make his best effort to deliver to BUYER no later than the last day of each month, an estimation of the amount of Crude it expects to deliver on a daily basis during the following month. Notwithstanding the aforesaid, SELLER, with prior notice of not less than 48 hours before any day that SELLER chooses to sell the Crude to BUYER, shall nominate the quantity of Crude (hereinafter the “Daily Nominated Quantity”) that will be sold to SELLER at the Delivery Point on the day stated in such nomination. SELLER shall not be obliged to nominate a Daily Nominated Quantity for each day, to have a minimum amount of Crude available for sale during any day or month or during the term of this Agreement and SELLER will be authorized to make assignment nomination for the sale of the Daily Nominated Quantity at any moment during the term of this Agreement.

Nominations made by SELLER may only be rejected by BUYER under Extenuating Circumstances (as defined below).

The PARTIES accept that BUYER will be held liable for all acts, omissions and activities including all the arrangements for transportation and logistics required for the transportation of the Crude from the Delivery Point to the Atlantic Oil Terminal (“AOT”) located in Barranquilla (the “Final Delivery Point”).

The PARTIES acknowledge and accept that the Crude purchased by BUYER under this Agreement is purchased for the purpose of exportation.

2.	TERM
The Term of this Agreement shall be one (1) year counted as of the date both PARTIES enter into same. The PARTIES may extend the term of the Agreement for another year by entering into an addendum at least thirty (30) calendar days before the expiry of the initial term.

3.	CONFIDENTIALITY

Unless otherwise provided by Law or for the fulfillment of this Agreement, the PARTIES to this Agreement represent and warrant and mutually agree that neither of them shall disclose or communicate to anyone who is not a party to this Agreement, nor use or exploit for any purpose, any information related to the transaction foreseen herein, especially with regard to the purchase, transportation and sale of crude which is known to or may be known by them as the result of entering into this Agreement (the “Confidential Information”), and shall make all reasonable efforts to ensure that their employees, directors and related companies abstain from doing so. Notwithstanding the above, the obligation to confidentiality does not apply to:

(i)    any information that must be disclosed in order to comply with any applicable legal requirement or legal process, issued by any competent judge or government authority or rules or regulations or policies of any relevant regulatory body (including regulations of any stock exchange or security regulation authority) considering that, if not forbidden by applicable laws, the disclosing PARTY shall notify the other PARTIES with sufficient prior notice regarding a requirement to disclose information by virtue of a court order or administrative procedure in order that the other PARTY may procure a protection warrant regarding such disclosure; or

(ii)    information to be submitted to potential investors, advisors and consultants of the PARTY.

Notwithstanding the above, Confidential Information shall not include information that:

(i)	is already known by the receiving PARTY on the date this Agreement is entered into and is not under any confidentiality obligation;

(ii)	is or becomes available to general public without requirement of act or omission by the receiving PARTY or any of its representatives;

(iii)	is independently acquired, after the date this Agreement is entered into, by a third party who states he has the right to disclose such information when it is received by the receiving PARTY, or

(iv)	is developed by the receiving PARTY independently of the Confidential Information received from the disclosing PARTY.

4.	PRICING

The Price of the Crude sold by SELLER and purchased by BUYER shall be calculated by multiplying the total volume of Crude sold, by the unit Price established in Clause 5 of this Agreement, without including VAT which shall be invoiced at the applicable legal rate.

As soon as BUYER acquires the qualification of International Trader “Comercializadora Internacional” BUYER will provide SELLER the certificate evidencing such qualification in accordance with Colombian legislation. SELLER shall apply the corresponding exemption and not charge VAT on any sale of Crude made on or after the effective date of such certificate.

5.	PRICES OF CRUDE

The PARTIES agree that the Price of Crude sold and purchased will be calculated at the Delivery Point according to the following formula for each net barrel delivered (for purposes of this Agreement, net means Net Standard Volume or NSV).

The Price of Crude will be calculated as follows:

P = (A + B) + X – T

The price must be calculated based on the month the corresponding trucks are loaded. The value of the price for future payment will be that of West Texas Intermediate (WTI) first line in the New York Mercantile Exchange (NYMEX), according to Platts publication / quote. The Marker will be declared by BUYER for any of the following dates, no later than 4:00 pm, Bogotá, Colombia time, on the 15th day of each month. Pursuant to Colombian legislation, if the 15th day of each month is not a working day, the declaration will be made the following working day before 9 am, Bogotá, Colombia time. For all purposes related hereto, Saturdays and Sundays are not considered working days. The Marker options will be the following:

•	1st to 15th of the month in which the loading takes place

•	15th to 30th (or 31st, depending on the month) of the month in which the loading takes place

•	Average of the month in which the loading takes place

In which:

P =	Price, expressed in United States Dollars, which BUYER will pay to SELLER for each net barrel of Crude loaded at the Delivery Point.

A =
Reference Value: The Price for future payment of West Texas Intermediate (WTI) first line on the New York Mercantile Exchange (NYMEX), according to Platts publication / quote, corresponding to one of the above-mentioned ranges of declaration dates.

B =	Vasconia Blend: will be calculated as the average of the Vasconia differential according to the publication / quote of Platts Latin American Wire, corresponding to the above-mentioned price ranges.

X =
Is the differential offered by BUYER, expressed in United States Dollars per net Barrel and equivalent to USD $ 1 per barrel. This amount includes all the costs incurred by BUYER from the Delivery Point to the Final Delivery Point. Such costs include: overhead, marketing, treatment, loading, unloading and final disposition both of the Crude itself, and of the additional components of the blend received, (water, sediment and impurities).

T =	Is the value of the freight of the tanker truck. This is agreed at 0.62 COP/km/gl gross from the Delivery Point to the Final Delivery Point.

BUYER will make its best efforts regarding the negotiation of the tanker truck freight with reliable counterparts in order to attain the best possible freight costs. To such effects, BUYER shall deliver to SELLER, at latter’s request, a description of the different efforts made towards obtaining such prices and the different prices offered by the transportation companies, evidencing that BUYER has complied with its contractual obligation.

Each element of the price and the final price will be calculated to three (3) decimal points; the following arithmetical rules will be applied:
•If the fourth decimal is five (5) or higher than five (5), then the third decimal point will be rounded up to the following digit;

• If the fourth decimal is four (4) or lower than four (4), then the third decimal will not change.

6.	TECHNICAL CHARACTERISTICS AND CONDITION OF THE CRUDE SOLD

a)
Delivery volume: A maximum estimated volume of 3,650 net barrels of Crude per day + 10%, during the term of the Agreement. In any event, the Daily Nominated Quantity for each day will be determined as established in Clause 1 of this Agreement.

The quantity of Crude sold by SELLER to BUYER will be measured at the Delivery Point. The PARTIES may use an independent laboratory at the Delivery Point to measure the physical properties of the samples. The costs resulting from such inspection services will be exclusively for account of BUYER.

A Truck Way Bill) will be issued for each tanker truck loaded. The PARTIES will make their best efforts to include in the Truck Way Bill all the information regarding volume (gross and net corrected at 60 degrees Fahrenheit), quality (BSW and API), temperature and seal numbers.

b)	Loading Conditions

BUYER undertakes to purchase, receive and load the Crude when the following guaranteed quality specifications are fulfilled:

Crude

Degrees API [Min. 27 – Max 30]; Sulfur Content [Min. 0.416 – Max. 0.55] % Wt; Viscosity @ 50 F [Min. 6.76 – Max 11.97]; BSW [Min. 0.2 – Max 0.5] % vol.

BUYER expressly declares that it is aware of the quality of the Crude being purchased and / or negotiated and thus accepts to hold SELLER harmless from any liability derived from the physical – chemical conditions of the Crude.

7.	DELIVERY POINT

The Delivery Point and of transfer of the ownership of the Crude subject to this Agreement will take place:

•	When the Crude passes from the inlet flange to the tank of the tanker truck being loaded.

The PARTIES agree that BUYER shall enter into all the transportation and logistics contracts required for the transportation of the Crude from Delivery Point to the Final Delivery Point. In this respect, BUYER shall enter into all the agreements that may be necessary with the shipper who is to load and unload and transport the Crude from the Delivery Point to the Final Delivery Point. BUYER shall ensure that the shipper complies will all the applicable regulations relating to the transportation of crude oil in Colombia and all the insurance requirements set forth by the Colombian authorities for such purpose.

Once ownership and risk have passed to BUYER, SELLER shall not be held liable by BUYER or by any third party for damages or accidents that may occur during transportation of the Crude, including without limitation crude oil spills that may occur during transportation of the Crude to the Final Delivery Point. Consequently, any loss of Crude that may occur after loading at the Delivery Point will be entirely assumed by BUYER.

The Net Sales Value (NSV) of the Crude will be corrected to meet standard conditions (60° F).

8.	DELIVERY AND OWNERSHIP

The Crude will be loaded at the Delivery Point. The Crude’s ownership and risk will pass from SELLER to BUYER when the Crude passes the inlet flange to the tank of the tanker truck being loaded. All the Crude delivered to BUYER (or to the entity designated by BUYER to transport the Crude) and duly loaded will be deemed transferred to BUYER and therefore SELLER will be entitled to issue the corresponding invoice and BUYER will be obligated to pay the delivered amounts of Crude. Any loss suffered after the ownership and risk are transferred to BUYER pursuant to this Clause 8 will be directly assumed by BUYER and BUYER shall have no claim or appeal against SELLER and shall hold SELLER harmless from any loss or damage caused.

The Crude and its derivatives shall not be re-sold or supplied, directly nor indirectly, to any country, territory or company in which such sale or supply is a breach of applicable law, regulations and / or rulings.

9.	LIABILITY

BUYER shall be liable for the final destination and disposition given to the Crude. In no case shall SELLER be liable before third parties to whom BUYER has sold the Crude.

Neither of the PARTIES shall be liable before the other PARTY for any indirect or consequential damage.

Additionally, BUYER undertakes to release, hold harmless and indemnify SELLER for any damage, legal breach, crude spill and in general, for any claim or damage that may arise after delivery of the Crude to BUYER at the Delivery Point, even resulting from the transportation of the Crude from the Delivery Point to the Final Delivery Point and from the subsequent sale of the Crude by BUYER.

10.	FREIGHT

If the PARTIES agree to designate a Delivery Point other than the one stipulated in Clause 7 of this Agreement, they must enter into an addendum describing how transportation costs for such events will be assumed.

In the event that a change of price and conditions for freight is agreed, the PARTIES will meet, discuss and agree upon a new price. In the event that the PARTIES fail to reach an agreement in a period of ten (10) calendar days, they may terminate the agreement by giving prior written notice of at least thirty (30) days. The termination does not generate any indemnity or payment of any kind by either of the PARTIES, except for outstanding invoices and / or sales that have been made and which shall be paid independently of the termination.

Nevertheless, the PARTIES may mutually agree to review the freight price at any time due to changing market conditions that may affect the viability of the operation.

Such freight price negotiations will be made bearing in mind that BUYER has a contractual obligation to employ its best efforts to obtain the best possible freight costs.

11.	DELIVERY VOLUMES

SELLER may sell to BUYER a total amount of 3,650 barrels of crude + 10% per day during the term of the Agreement at the Delivery Point. BUYER will purchase and take from the Delivery Point the Daily Nominated Quantity that was nominated in accordance with Clause 1 except when Extenuating Circumstances occur.

12.	DELIVERY PROGRAM

SELLER will establish the Daily Nominated Quantity for any day in the manner described in Clause 1 of this Agreement. Except in the case of Extenuating Circumstances (as defined in Clause 22) SELLER shall deliver the Daily Nominated Quantity that was nominated.

Except for Extenuating Circumstances, BUYER shall fully comply with the obligation of purchasing and loading the accepted Daily Nominated Quantity. BUYER shall immediately notify SELLER in writing if such Extenuating Circumstances occur, whereupon SELLER will be free to dispose of the Crude. SELLER will re-establish supply once BUYER returns operations to normal conditions. SELLER will reestablish supply once BUYER’s operations return to normal. If BUYER’s inability to receive the Crude lasts more than thirty (30) calendar days, SELLER may consider the Agreement unilaterally terminated without application of any sanctions, indemnities or compensation for the account of either of the PARTIES.

In the event that SELLER is not able to supply the Crude nominated in the Daily Nominated Quantity due to Extenuating Circumstances, SELLER shall immediately inform BUYER in writing of such circumstances and in any event shall do everything possible to report the issue within a maximum term of forty-eight (48) hours. Once the emergency has been resolved, SELLER will announce the date for reactivation of the nominations and sales of Crude. If the lack of delivery of the Crude included in the Daily Nominated Quantity that has been nominated in accordance with Clause 1 of this Agreement extends beyond a term of thirty (30) calendar days, BUYER may consider the Agreement unilaterally terminated without this generating any sanctions, indemnities or compensation for the account of either of the PARTIES.

13.	INVOICING AND TERMS OF PAYMENT

BUYER shall make weekly payments for the received amount of Crude, in accordance with the Agreement, as follows:

SELLER shall issue a weekly invoice and deliver it to BUYER’s office. The value to be invoiced will be the result of multiplying 80% of the quantity of net barrels received in one week by the price of each barrel loaded, using as a reference the average provisional price of Vasconia medium Blend according to Platts Latin American Wire publication / quote during the week before the week in which the tanker trucks were loaded.

Each provisional payment shall be made upon BUYER receiving in its office in Colombia the following original documents:

•	Commercial Invoice pursuant to the terms and conditions established herein.

•	Copies of the Truck Way Bill duly signed by the driver of the tank trucker and stamped by SELLER.

•	Certificate of Origin for the weekly volumes.

The Barrels pending payment shall be taken into account when payments are reconciled at the end of each month.

Payments shall be reconciled as soon as all the barrels of Crude loaded during each month that have to be reconciled have been completely loaded at the Delivery Point.

Payments shall be made upon BUYER receiving in its office in Colombia the following original documents:

•
Commercial Invoice for the value resulting from the monthly barrels of Crude delivered multiplied by the price of the Crude calculated as indicated in Clause 4 herein, minus the invoices issued by SELLER for the period.

•	The Price of the commercial invoice shall be as mentioned in Clause 4 for all the barrels sold monthly.

•	Complete copies of the Truck Way Bills.

All the loaded Volumes and price charged during the month shall be reconciled.

NO PAYMENTS WILL BE MADE UNTIL THE CRUDE HAS BEEN LOADED AT THE DELIVERY POINT.

If BUYER has any debts with SELLER for volumes of Crude delivered in any month, the total amount shall be paid no later than the 10th day of the following month.

Payments made as the result of the purchase and sale of the Crude may be made by BUYER or its parent company, Gunvor S.A.

The currency to be used in this Agreement will be Dollars of the United States and payments shall be made by electronic wire transfer to the account specified below or any other determined by SELLER in the corresponding invoice.

Correspondent Bank:         HSBC Bank USA
                                            Swift Code: MRMDUS33
                                            ABA No.021001088

Consignee:                    HSBC Bank Bermuda Limited
                                              Swift Code: BBDA BMHM

                                              Hamilton, Bermuda
Name of Beneficiary:                Gran Tierra Energy Colombia Ltd.
Account of Beneficiary:    No. 011-029527-501
Address of Beneficiary:           300, 625 -11 Avenue SW
                                            Calgary, Alberta, T2R 0E1

14.	STANDBY LETTER OF CREDIT

For the purpose of securing payment obligations, BUYER undertakes to obtain an irrevocable Standby Letter of Credit (“SLOC”) issued by a financial institution approved by SELLER for an insured value of USD $ 4,000,000. Such SLOC shall be valid for one (1) year counted as of the date of entering into this Agreement and shall be duly issued and in force within 10 days following the date of entering into this Agreement.

The SLOC shall remain in force during the term of the Agreement therefore, in the event that the Agreement is extended, the SLOC shall also be extended or a new letter of credit for a term equal to that of the extension(s) shall be issued.

15.	NATURE OF THE AGREEMENT

The PARTIES expressly agree and accept that this Agreement does not constitute a labor contract or a labor relationship between SELLER and BUYER's personnel in charge of fulfilling the purpose of this Agreement.

Similarly, the PARTIES expressly establish that this Agreement does not constitute a labor contract or a labor relationship between BUYER and SELLER's personnel in charge of fulfilling the purpose of this Agreement.

According to the above, it shall be understood that the PARTIES are independent companies and are not agents, representatives, employees or intermediaries of the other PARTY with regard to the personnel employed for the execution of this Agreement.

It is expressly understood and stipulated that each and every officer, technician and other personnel appointed by each PARTY to fulfill this Agreement has a specific relationship with that PARTY, thus it is up to each of such PARTIES to make the payments associated with fees, salaries and legal and extra-legal benefits, indemnities, overtime, social benefits, allowances, insurance, etc. and in general shall fulfill all the payments for affiliations and contributions to the Integrated Social Security System and other parafiscal payments (ICBF, SENA, Family Compensation Funds, etc.), set forth in the Colombian legislation.

If, due to a breach of any of the above-mentioned legal and contractual obligations, or due to a breach of Article 34 of the Colombian Substantive Labor Code with its additions and amendments, or if by a court ruling it is determined that the other PARTY shall be jointly and severally liable for the payments and indemnities that correspond to the other PARTY, with regard to one or several employees, the liable PARTY shall reimburse the other PARTY all the amounts it may have paid within three (3) working days following the date of payment.

16.	TAXES

Each of the PARTIES shall be liable for the payment of its corresponding taxes in accordance with the Colombian legislation.

17.	APPLICABLE LAW

This Agreement shall be governed and construed in accordance with the Laws of the Republic of Colombia.

18.	ARBITRATION

The PARTIES agree that in the event of a conflict or dispute in relation to any aspect of this Agreement, they will attempt to resolve their differences by mutual agreement, for which they will have a term of thirty (30) calendar days. If upon expiry of this period the PARTIES have failed to reach an agreement, the matter will be referred to Arbitration, which will be held in the Arbitration and Conciliation Center of Bogotá Chamber of Commerce according to the following rules:

(i)
The Arbitration Tribunal shall be composed of three (3) arbitrators who will be Colombian lawyers, appointed by mutual agreement by the PARTIES, or, if they fail to reach an agreement, by the Bogota Chamber of Commerce.

(ii)	The seat of the Tribunal shall be the city of Bogotá, at the Arbitration and Conciliation Center of Bogotá Chamber of Commerce.

(iii)	The internal organization of the Tribunal will be subject to the rules of the Arbitration and Conciliation Center of Bogotá Chamber of Commerce.

(iv)	The Tribunal shall decide according to law.

(v)	The costs of the Tribunal shall be determined according to the Rules of the Arbitration and Conciliation Center of Bogotá Chamber of Commerce.

19.	AMENDMENTS

This Agreement contains all the agreements between the PARTIES regarding the matters which constitute its purpose and it repeals any prior, written or oral agreement, contract and understanding. No amendment, change or extension of this Agreement shall be binding unless it is in writing and is signed by the PARTIES.

20.	ASSIGNMENT

Neither of the PARTIES may assign, in whole or in part, this Agreement or the rights, liabilities and obligations of the same without the prior written acceptance of the other PARTY (which acceptance shall not be unreasonably denied).

In the event of assignment, both the assignor and the assignee will be jointly and severally liable for all obligations arising herefrom.

21.	NOTICES

The PARTIES establish the following addresses to which any information may be sent or communicated:

GRAN TIERRA ENERGY COLOMBIA LTD
Calle 113 No. 7 – 80 Piso 17
Torre AR
Bogotá - Colombia

GUNVOR COLOMBIA SAS (BUYER):
CARRERA 7 #83 -29
OFC 304 CENTRO EMPRESARIAL LA CABRERA
BOGOTÁ - COLOMBIA

Changes of domicile or representatives of the PARTIES shall be notified to the other PARTY in writing within five (5) business days following the date of the change; otherwise, any communication addressed to the last registered address or name of the latest recorded representative shall have identical consequences in law.

22.	FORCE MAJEURE, ACT OF GOD, ACTS OF THIRD PARTIES AND ACTS OF THE AUTHORITIES.

The PARTIES shall comply with all the obligations arising from this Agreement, except in cases of force majeure, acts of God, acts of third parties or acts of the authorities (hereinafter "Extenuating Circumstances") which shall be duly proven.

Force Majeure and acts of God are understood to be unforeseen events that cannot be resisted and that the PARTIES cannot predict, such as shipwrecks, earthquakes, floods, etc. that prevent either of the PARTIES from meeting their obligations under the Agreement.

Acts of third parties are those acts that prevent compliance in whole or in part with this Agreement and that in addition the PARTIES do not have the legal duty to confront, such as revolts, rebellions, terrorist actions and civil unrest.

Acts of the authorities are activities or decisions stemming from the competent authorities, whether local, regional or national that substantially affects the performance of the obligations arising from this Agreement.

It is understood that Extenuating Circumstances occur under circumstances that are beyond the control of the PARTIES, despite the fact that the PARTIES may have taken the necessary corrective measures that seek to eliminate the causes of the delay or the exclusion.

If as a result of an Extenuating Circumstance, a PARTY is unable to comply in whole or in part with its obligations under this Agreement, the obligations of the PARTY giving such notice, as and to the extent that such obligations may be affected by an Extenuating Circumstance, will be suspended while any inability to meet them persists during the reasonable time that may be required in order that the PARTY can once again meet its obligations, but not for a longer period.

The PARTY that invokes an Extenuating Circumstance shall notify the other PARTY regarding the Extenuating Circumstance as soon as reasonably practicable after the occurrence of the relevant facts and shall keep the other PARTY informed of all aspects. Such notice shall include reasonably full details of the Extenuating Circumstance and the measures that the affected PARTY intends to take to mitigate and remedy the Extenuating Circumstance and shall also contain an estimate of the time period that the PARTY considers will be required to remedy the Extenuating Circumstance.

The affected PARTY shall use reasonable diligence to mitigate and remove or overcome the Extenuating Circumstance as soon as possible in a commercially reasonable manner but will not be obliged to settle any labor dispute except in terms that are acceptable to therefor. All of these disputes shall be handled with discretion by the affected PARTY.

23.	TERMINATION OF THE AGREEMENT

In addition to the other causes of termination described herein, either of the PARTIES may terminate this Agreement, by written notice, as a result of any of the following events:

a)	By unilateral decision of either of the PARTIES to terminate this Agreement before the expiry of its term, giving prior written notice to the other PARTY of ninety (90) working days.

The unilateral termination of this Agreement does not relieve the PARTIES of their undertakings and obligations contracted herein with respect to the confidentiality of the information.

b)	By voluntary or forced dissolution or liquidation of either of the PARTIES;

c)
By the financial insolvency of either of the PARTIES, which shall be presumed once the above-mentioned PARTY incurs in cessation of payments of its obligations or the total or partial attachment of its property.

d)	As a result of the material breach of any of the substantial obligations of the PARTIES under this Agreement.

e)	If either of the PARTIES is subject to receivership.

f)	If either of the PARTIES loses its licenses and the administrative authorizations which give it the right to meet the purpose of this Agreement.

g)	Due to the gross negligence or willful misconduct of the PARTIES in the execution of the Agreement.

h)	Breach by the BUYER (and or conveyor) concerning the HSE policies of the SELLER.

i)	Inability to collect or deliver the volumes of Crude agreed under this Agreement within the terms and times agreed upon between the PARTIES.

If any of the events referred to in this clause occurs, either of the PARTIES may terminate the Agreement within the following thirty (30) calendar days (with the exception of the case referred to in subsection a) of this clause), having the right to exercise the legal actions required to obtain any indemnity in its favor in accordance with Colombian law. For purposes of clarity, it is agreed that any claim or pretension arising from a breach of this Agreement occurring prior to the termination of this Agreement will survive such termination.

Each of the PARTIES undertakes to return to the other, within five (5) days following the notice of termination of the Agreement, if applicable, all documents (in written or electronic form), files and other materials that had been delivered in fulfillment of the purpose of this Agreement.

24.	STATEMENT OF LEGITIMACY AND ORIGIN OF THE RESOURCES

By entering into this Agreement, each of the PARTIES declares that it has not engaged in illegal activities or operations, and

a-
That the resources do not originate, directly or indirectly, from an illegal activity provided as such in Colombian law, especially in the Colombian Criminal Code, in supra-legal or international regulations or other regulations that add to them or change them, particularly with respect to activities related to drug trafficking or the laundering of assets.

b-	That neither of the companies that enter into this Agreement, nor its representatives, partners, officials or employees is included by the Office of Foreign Assets Control of the Department of the

Treasury of the United States of America in the list of Specially Designated Narcotics Traffickers referred to by the Department of the Treasury (“Clinton List”) or any other similar list issued by any Government.

c-
That neither of the companies that are a PARTY to this Agreement, nor its representatives, partners, officers or employees are involved in processes related to illegal activities such as the transport, traffic, processing or negotiation of illegal materials, laundering of assets and / or related activities, terrorism and or similar activities.

d-
That neither of the PARTIES to this Agreement nor its representatives, partners, officers or employees are contributors and / or are linked to armed groups or groups whose conduct is classified as terrorist activities.

25.	SEVERABILITY

If at any time one or more provisions of this Agreement is or is established as being illegal, invalid or unenforceable under applicable laws of any jurisdiction, neither the legality, validity or enforceability of the other provisions of the Agreement, nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall be affected thereby. Without limiting the foregoing, the PARTIES shall negotiate in good faith to agree upon the terms of a mutually satisfactory provision to replace the invalid and unenforceable provision.

26.	HEALTH AND SAFETY

BUYER shall strictly observe and comply (and shall ensure that the conveyor also complies) with the regulations currently in force regarding industrial safety and occupational health, whether they be of a legal or administrative nature.

Furthermore, BUYER shall observe and follow the instructions (and shall ensure that the conveyor does same) that SELLER issues at any time with respect to the fulfillment of the Agreement and the loading of the Crude.

In consideration of the foregoing, BUYER shall strictly observe (and shall ensure that the conveyor also observes) SELLER’s HSE policies (which are attached to this Agreement or which may be submitted in writing to BUYER in the future) and any breach of such policies will lead to the termination of the Agreement. In addition, in the event that SELLER verifies that its HSE policies are not being observed, it may determine not to deliver Crude until BUYER complies with such policies.

27.	ANTI-CORRUPTION

Neither BUYER nor its related companies have made, offered or authorized, nor will they make, offers, nor have they authorized any payment, gift, promise or other advantages, related in any way with any of their contracts or operations or matters that are material to this Agreement, whether directly or indirectly through any person or other entity, to or for the use or benefit of any public official (i.e. anyone in legislative, administrative or judicial office, including any person employed by or acting on behalf of a public entity, a public company or a public international organization) or any political party or official of a political party or candidate for office, when such payment, gift or pledge violates:

(i)	The laws / regulations of the country of operations;

(ii)	The laws / regulations of the country of incorporation of the PARTY and the parent company and ultimate beneficiary of such PARTY (or the headquarters of its business);

(iii)	Foreign Corrupt Practices Act (FCPA - U.S.A.); or

(iv)
The principles outlined in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Commentaries on the Convention.

28.	WAIVER

No omission or delay by either of the PARTIES in the exercise of its rights under this Agreement will operate as a waiver thereof, or the single or partial exercise by either of the PARTIES of such right will prevent the further exercise or other exercise thereof or of other rights it may have.

29.	CLAIMS

Claims between the PARTIES with respect to the quality and the quantity of the Crude or related to payments under the Agreement shall be delivered to the other PARTY with available support documentation within ninety (90) days following the date of loading of the Crude at the Delivery Point. The PARTY which receives the claim shall not be held liable for any claims received after such date.

30.	ENFORCEABILITY

The PARTIES expressly established that this Agreement lends right of enforcement because it is a clear, explicit and enforceable obligation pursuant to the provisions of the Colombian Code of Civil Procedure.

31.	LANGUAGE

This Agreement is drafted in Spanish and constitutes the only form of the obligations between the PARTIES. Any translation hereof into another language can only be used for reference purposes between the PARTIES and shall at no time affect the meaning or interpretation of the version i Spanish.

In witness whereof, this Agreement is signed in two (2) counterparts in Bogotá D.C., on the third (3rd) day of the month of December of the year two thousand twelve (2012).
.

SELLER: Gran Tierra Energy Colombia Ltd.    BUYER: GUNVOR COLOMBIA S.A.S.

/s/ Alejandra Escobar Herrera                            /s/ Jaime Alejandro Hoyos Juliao
Alejandra Escobar Herrera                Jaime Alejandro Hoyos Juliao
Legal Representative                     Legal Representative

/s/ Manuel Antonio Buitrago Vives
Manuel Antonio Buitrago Vives
Legal Representative